PolarityTE™ Regenerates Complex, Hierarchically-Organized, Corticocancellous Bone in Preclinical Studies

Salt Lake City, May 1, 2018 – PolarityTE™, Inc. (NASDAQ: COOL) announced results demonstrating that the Company’s autologous bone product in development, OsteoTETM, regenerated complex, hierarchically-organized, corticocancellous bone within critically-sized bone defects in standard preclinical large animal models. OsteoTE not only recapitulated the cortical and cancellous architecture of native uninjured bone, but also regenerated bone with function and composition reflective of native bone. The OsteoTE product, which utilizes the subject’s own bone, is prepared and used to treat the defect in less than 24 hours.

“The results of these studies using OsteoTE to treat critically-sized bone defects mirror the significance of those seen with SkinTETM, and again confirm that our platform technologies can be successfully used to regenerate complex functional tissues in the most challenging settings,” said Denver M. Lough, M.D., Ph.D., Chairman and Chief Executive Officer of PolarityTE. “We believe there are substantial limitations of the existing treatment options across the numerous applications of OsteoTE, including treatment of bone defects and nonhealing bone within craniomaxillofacial, orthopedic, spine, hand, and foot/ankle specialties. We look forward to continued development and commercialization of products that will change the practice of medicine.”

The Company is planning for an initial limited-market release of OsteoTE in late 2018, targeting specialty markets in a stepwise fashion. The OsteoTE program will follow a similar commercialization process to the Company’s first product – SkinTE™ – a human cellular and tissue-based product derived from a patient’s own skin that results in regeneration of full-thickness (epidermis, dermis and hypodermis), functionally-polarized skin with all the appendages including hair and glands.

About PolarityTE™

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. The PolarityTE platform technology begins with a small piece of the patient’s own, or autologous, healthy tissue, rather than artificially manipulated individual cells. From this small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to enhance and stimulate the patient’s own cells to regenerate the target tissues. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

About SkinTE™

SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products.

SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory. SkinTE use is contraindicated in patients who have suffered autoimmune responses to the auto-transplantation of their own tissues.

SkinTE is regulated by the FDA as an HCT/P solely under Section 361 of the Public Health Service Act and 21 CFR 1271. The FDA has specific regulations governing HCT/Ps. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act and 21 CFR 1271 (361 HCT/Ps) are not subject to pre-market clearance or approval requirements, but are subject to post-market regulatory requirements.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market and the Company’s ability to maintain the closing bid price requirements of The NASDAQ Stock Market on a post reverse split basis. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

CONTACT

Investors:

John Stetson

InvestorRelations@PolarityTE.com

(385) 237-2365

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

David Schull

Russo Partners LLC

David.Schull@RussoPartnersLLC.com

(858) 717-2310

Jenna Mathis

jennamathis@polarityte.com

(610) 751-3985